                                                                    Exhibit 99.1

                      STRATEGIC ACQUISITION PARTNERS, LLC
                              CIVIC OPERA BUILDING
                      20 NORTH WACKER DRIVE, SUITE 3118
                           CHICAGO, ILLINOIS 60606


November 26, 1997

The Board of Directors of
    Central Reserve Life Corporation
C/O: Mr. Fred Lick, Chairman
17800 Royalton Road
Strongsville, OH 44316

Gentlemen,


         The following is an outline of the terms of a proposed $20 million loan from Strategic Acquisition Partners ("Partners") to Central Reserve Life Corporation ("CRLC"):

- The loan amount will be $20 million funded entirely at a closing to occur as soon as possible, but no later than December 17, 1997.

- The loan will bear interest at the prime rate then established by American National Bank and Trust Company of Chicago ("ANB").

- The loan will mature on the earliest of (i) April 1, 1998, (ii) consummation of the transaction contemplated by the Stock Purchase Agreement between Partners and CRLC of even date, or (iii) consummation by CRLC of an alternative stock sale or other business combination, at which time all principal and interest will be fully due and payable. Prior to maturity, interest will be payable monthly on the unpaid balance. In the event that the transaction contemplated by the Stock Purchase Agreement has not closed by such date, in the absence of a default by CRLC then existing under the documents evidencing the loan, excluding a breach by CRLC which is not willful or material, the loan will be extended to May 1, 1998 at which time it shall be fully and finally due and payable.

- A loan fee of $50,000 will be due and payable upon funding of the loan to Partners as well as all attorneys fee of ANB in connection with Partners' obtaining the loan funds from ANB.

-         The proceeds of the loan will be utilized as follows:

         - Approximately $5 million will be utilized to extinguish the indebtedness of Huntington Bank and the balance will be utilized to establish an interest reserve at CRLC and invest in the surplus of CRLC. A surplus note will be executed by CRLC to invest in the surplus of CLRC's insurance subsidiary, Central Reserve Life ("CRL"). The approximately $14 million investment will be evidenced by a surplus note in favor of CRLC from CRL.

         - As collateral for the loan, CRLC will pledge to Partners all of the stock of CRL as well as the surplus notes executed by CRL in favor of CRLC, with such pledge agreements to be in form and substance satisfactory to Partners.

         - The CRLC loan will additionally be guaranteed by CRL and funding of the transaction will be subject to obtainment of appropriate approvals by the Ohio Department of Insurance prior to funding.

         - A promissory note will be executed in favor of Partners by CRLC to evidence the loan and a loan agreement will be executed between CRLC and Partners to govern the transaction.

         - The loan agreement will include an operating covenant for CRLC and CRL and an operating plan for CRL which CRLC will implement during the term of the loan.

         - Contemporaneous with the funding of the loan, CRLC will obtain the resignation of three of its directors and elect three directors nominated by Partners to the Board of CRLC. During the term of the loan Partners will conduct a search for a Chief Operating Officer and recommend a suitable candidate if one results from the search for consideration by CRLC's Board of Directors.

         - We have requested that Reassurance Company of Hannover provide $10 million additional funds to CRL in the form of a reinsurance transaction. This company has committed to this transaction on the condition that Peter Nauert remain involved in Partners and its activities. Upon funding by Hannover of its reinsurance transaction, Partners will be paid a fee of $150,000 for its efforts in this regard.

         - To induce Peter W. Nauert and his designees to provide sufficient credit enhancement to allow Partners to obtain the funds necessary for the loan as well as bring Hannover to the transaction, CRLC will issue to Nauert at the funding of the loan and reinsurance transaction warrants to purchase one million shares of the common stock of CRLC at a purchase price of $6.00 per share; provided however that unless an appropriate waiver is obtained from the National Market System, issuance of 200,000 of such warrants may be delayed until shareholder approval for such issuance is obtained (along with the other matters submitted for shareholder consideration pursuant to the Stock Purchase). The Company will diligently seek such waiver as soon as possible.

         - Prior to the loan funding, the employee contract modifications contemplated by the Integration Letter between Partners and CRLC will be completed and the Severance Plan of CRLC will be terminated with the substitute severance program we discussed being implemented and the Pension Plan will be amended to become a 401k Plan.

Of course, the loan commitment of Partners is subject to completion of its loan with ANB, regulatory approvals and legal documentation.

                                   Sincerely,

                                    /s/ Billy B. Hill, Jr.
                                    Billy B. Hill, Jr. for
                                    Strategic Acquisition Partners, LLC